EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Unit Corporation, a Delaware corporation (the “Company”), and Tom Sell (“Employee”) effective as of October 26, 2020 (the “Effective Date”). Company and Employee may be called individually “party” and collectively “parties.”

1.Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall initially serve, as the Interim Chief Financial Officer of the Company. The Company may, at any time, either in addition to or in place of serving as the Company’s Interim Chief Financial Officer assign Employee to either or both the positions of Chief Financial Officer and Chief Accounting Officer. In the positions of Interim Chief Financial Officer or as Chief Financial Officer the Employee will report to the Chief Executive Officer and President of Unit Corporation.
2.Duties and Responsibilities of Employee.
(a)During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Company and any of its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are called the “Company Group”), as requested by the Company from time to time. Employee’s duties and responsibilities include those normally incidental to the position(s) identified in Section 1, and any additional duties as assigned to Employee by the Company from time to time. Those duties and responsibilities may include providing services to other members of the Company Group besides the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will require no services by Employee in operating the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.
(b)Employee represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from signing this Agreement or performing each of Employee’s duties and responsibilities under this Agreement, or would directly or indirectly, limit or affect the duties and responsibilities that may be assigned to Employee. Employee expressly agrees that Employee is prohibited from using or disclosing any confidential information belonging to any prior employer while performing services for any member of the Company Group, and Employee promises that Employee will not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) those fiduciary duties that an officer of the

Company has under the laws of the State of Delaware), and the obligations described in this Agreement are besides, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.
3.Compensation.
(a)Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary in accordance with one of the following:
(i)$280,000.00 during the period Employee serves solely in the position of the Company’s Chief Accounting Officer, or
(ii)$314,500 during the period Employee serves in either the Chief Financial Officer or the Interim Chief financial Officer position (notwithstanding that Employee may also simultaneous serve as the Company’s Chief Accounting Officer).
The base salary payable under either Section 3(a)(i) or 3(a)(ii) will be paid in substantially equal installments in conformity with the Company’s usual payroll practices for similarly situated employees as may exist from time to time, but no less frequently than semi-monthly.
(b)Annual Bonus. Employee will be eligible for discretionary bonus compensation with a target (if all performance targets are met or exceeded) of 45% of Employee’s applicable base salary based on the base salary in effect at the end of each complete calendar year that Employee is employed by the Company under this Agreement (the “Annual Bonus”). The performance targets that must be achieved to be eligible for certain bonus levels will be established by the Board (or a committee of it) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). Each Annual Bonus, if any, will be paid as soon as administratively feasible after the Board (or a committee of it) certifies whether the performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year.
(c)Equity Incentive Plans. During the Employment Period, Employee will be eligible to participate in the Unit Corporation Long Term Incentive Plan, as amended from time to time (the “LTIP”), and any other equity incentive plan of Company, as in effect from time to time. Eligibility and any awards granted under the LTIP or any other plan will be subject to, and governed by, the terms in the LTIP or other plan, as applicable, as in effect from time to time and the award agreement(s) evidencing any awards.
4.Term of Employment. The initial term of Employee’s employment under this Agreement will be for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”). On the second anniversary of the Effective Date and on each following anniversary, the term of Employee’s employment under this Agreement will automatically renew and extend for twelve (12) months (each twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than thirty (60) days before the end of the then-existing Initial Term or Renewal Term, as applicable. The period from the Effective Date through the end of this Agreement or, if sooner, the termination of Employee’s employment under this Agreement, regardless of the time or reason for that termination, is called the “Employment Period.” Despite the preceding provisions of this section, the relationship of the Company and Executive is that of “at-will” so Executive’s employment may be terminated by either Executive or the Company at any time, with or without cause, for any or no reason, subject to the provision of Section 7.
5.Business Expenses. Subject to Section 22, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in performing Employee’s duties under this Agreement if Employee timely submits all documentation for those expenses, as required by Company policy in effect from time to time. Any reimbursement of expenses will be made by the Company on or as soon as practical following receipt of the documentation (but in any event by the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). Reimbursement will not be made to Employee for any expenses incurred after Employee’s termination of employment with the Company.
6.Benefits; Vacation.
(a)During the Employment Period, Employee will be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the applicable plans and programs in effect from time to time. The Company is not, however, because of this Section 6, required to institute, maintain, or refrain from changing, amending, or discontinuing, any plan or policy, so long as any changes similarly apply to similarly situated Company employees generally.
(b)During the Employment Period, Employee will be entitled to twenty (20) days of vacation for each complete year that Employee is employed by the Company (prorated for partial years), under the Company’s vacation policy as in effect from time to time.
7.Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company may terminate Employee’s employment under this Agreement at any time for “Cause.” For this Agreement, “Cause” means:
(i)Executive’s indictment for, conviction of, or a plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, misappropriation, or moral turpitude,
(ii)Executive’s continued failure to perform Executive’s duties under this Agreement or to follow the lawful direction of the Board (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty,
(iii)Executive’s theft, fraud, or dishonesty regarding the Company or any of its Affiliates or in connection with Executive’s duties,
(iv)Executive’s material violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy,

(v)Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation),
(vi)an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company or any of its Affiliates, or
(vii)material breach by Executive of any provisions of this Agreement.
(b)Company’s Right to Terminate for Convenience. The Company may terminate Employee’s employment for convenience at any time and for any reason, or no reason, on written notice to Employee.
(c)Employee’s Right to Terminate for Good Reason. Employee may terminate Employee’s employment with the Company at any time for Good Reason. For this Agreement, “Good Reason” means without Executive’s consent:
(i)any material diminution in Executive’s responsibilities, authorities, title, or duties,
(ii)any material reduction in Executive’s Base Salary (except for across-the-board salary reductions similarly affecting all or substantially all senior management-level employees of the Company),
(iii)a requirement that Executive relocate more than fifty (50) miles away from Executive’s principal place of employment and Executive’s principal place of residence or
(iv)a material breach by the Company of any material provisions of this Agreement.
Despite the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason will not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii), or (iv) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the condition(s) within thirty (30) days after the initial occurrence of the condition(s); (C) the condition(s) specified in the notice must remain uncorrected for thirty (30) days following the Board’s receipt of the written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in the notice.
(d)Death or Disability. On the death or Disability of Employee, Employee’s employment with Company will automatically (and with no further action by any person or entity) terminate with no further obligation under this Agreement of either party. For this Agreement, a “Disability” exists if Employee cannot perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period over one hundred-twenty (120) consecutive days or one hundred-eighty

(180) days, whether or not consecutive (or for any longer period as required by law), in any twelve (12)-month period. The Board in good faith will decide whether Employee has incurred a Disability.
(e)Employee’s Right to Terminate for Convenience. Besides Employee’s right to terminate Employee’s employment for Good Reason, Employee may terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason, on thirty (30) days’ advance written notice to the Company; if Employee has provided notice to the Company of Employee’s termination of employment, the Company may decide, in its sole discretion, that the termination will be effective on any date before the effective date of termination provided in the notice (and, if an earlier date is so required, then it will not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment under Section 7(b).
(f)Effect of Termination.
(i)If Employee’s employment is terminated before the expiration of the then-existing Initial Term or Renewal Term, as applicable, by the Company without Cause under Section 7(b) or is terminated by Employee for Good Reason under Section 7(c), then if (and only if) Employee: (A) signs by the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release will release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents, and benefit plans (and fiduciaries of those plans) from any claims, including any causes of action arising out of Employee’s employment with the Company and each other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 7; and (B) abides by the terms of each of Sections 9, 10, and 11, then the Company shall provide Employee with the following severance benefits:
(A)The Company shall make a severance payment to Employee equal to $400,000.00 (such payment being called the “Severance Payment”). The Severance Payment will be paid in equal, semi-monthly payments over twelve (12) months starting on the Company’s first regularly scheduled pay date on or after the date sixty (60) days after the date on which Employee’s employment ends (the “Termination Date”).
(g)After-Acquired Evidence. If the Company determines that Employee is eligible to receive the Severance Payment and after that determination the Company acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10, or 11; or (ii) a Cause condition existed before the Termination Date that, had the Company fully known that condition, would have given the Company the right to terminate Employee’s employment under Section 7(a), then the Company may stop the payment of any future installments of the Severance Payment and Employee shall promptly return to the Company all installments of the

Severance Payment received by Employee before the date that the Company determines that the conditions of this Section 7(g) have been satisfied.
8.Disclosures. Promptly (and in any event, within three (3) Business Days) on learning of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim, or arbitration filed against or involving Employee, or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or the lawsuit, claim, or arbitration to the Board. A “Conflict of Interest” exists when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.
9.Confidentiality. During Employee’s employment with the Company and performing Employee’s duties on behalf of the Company Group, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to the Confidential Information and in exchange for other valuable consideration provided, and as a condition of Employee’s employment, Employee shall comply with this Section 9.
(a)Both during the Employment Period and thereafter, except as permitted by this Agreement or by directive of the Board, Employee shall disclose no Confidential Information to any person or entity and will use no Confidential Information except to benefit the Company Group. Employee agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee violated the covenants in Section 10. Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 9(a) will apply to all Confidential Information, whether now known or later to become known to Employee while Employee is employed by or affiliated with the Company or any other member of the Company Group.
(b)Despite any provision of Section 9(a) to the contrary, Employee may make these disclosures and uses of Confidential Information:
(i)disclosures to other employees of the Company Group who need to know the information with the businesses of the Company Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, the disclosure is because of Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;
(iii)disclosures and uses approved in writing by the Board; or
(iv)disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by a confidentiality agreement.

(c)On the expiration of the Employment Period, and at any other time on request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies of it and all other materials of any nature containing or pertaining to Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody, or control and Employee shall retain no such documents or other materials or property of the Company Group. Within five (5) days of any request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)All trade secrets, nonpublic information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, or acquired by or disclosed to Employee, individually or with others, while Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products, or services (including all information relating to corporate opportunities, operations, plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” All documents, videotapes, written presentations, brochures, drawings, memorandums, notes, records, files, correspondence, manuals, models, specifications, computer programs, email, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and will be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information under this Agreement. For this Agreement, Confidential Information will include no information that (i) is or becomes generally available to the public other than because of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; if that source is not bound by a confidentiality agreement with, or other obligation regarding confidentiality to, a member of the Company Group.
(e)Despite the foregoing, nothing in this Agreement will prohibit or restrict Employee from lawfully (i) initiating communications directly with, cooperating with, informing, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental authority relating to a possible violation of law, or (iv) making any other disclosures protected under the whistleblower provisions of any law. And under the federal Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely to report or investigate a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law, or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if that filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
10.Non-Competition; Non-Solicitation.
(a)The Company will provide Employee access to Confidential Information for use only during the Employment Period, and Employee agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants in this Section 10. Employee agrees and acknowledges that the limitations and restrictions in this Agreement, including geographical and temporal restrictions on certain competitive activities, are reasonable, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill, and legitimate business interests.
(b)During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or with any other person or entity of any nature:
(i)engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition prevents Employee from directly or indirectly (A) owning, managing, operating or being an officer or director of any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (regarding this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group;
(ii)appropriate any Business Opportunity of, or relating to, any member of the Company Group in the Market Area;
(iii)solicit, canvass, approach, encourage, entice, or induce any customer or supplier of any member of the Company Group to stop or lessen that customer’s or supplier’s business with any member of the Company Group; or
(iv)solicit, canvass, approach, encourage, entice, or induce any employee or contractor of any member of the Company Group to terminate his, her, or its employment or engagement with any member of the Company Group.

(c)Because of the difficulty of measuring economic losses to the Company Group because of a breach or threatened breach of the covenants in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group may enforce the foregoing covenants, if a breach occurs or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The equitable relief will not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead will be besides all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The covenants in this Section 10, and each provision and portion, are severable and separate, and the unenforceability of any specific covenant (or portion of it) will affect no other covenant (or portion of it). If a court of competent jurisdiction decides that the scope, time, or territorial restrictions in this Agreement are unreasonable, then it is the intention of the parties those restrictions be enforced as the arbitrator or court deems reasonable, and this Agreement will be reformed.
(e)These terms will have these meanings:
(i)“Business” means the business and operations that are the same or like those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include all or any of the following: oil and gas exploration, contract drilling of oil and natural gas wells, and midstream services.
(ii)“Business Opportunity” means any commercial, investment, or other business opportunity relating to the Business.
(iii)“Market Area” means these states: Oklahoma and Texas.
(iv)“Prohibited Period” means the period during which Employee is employed by any member of the Company Group and continuing for twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.
(f)This Section 10 will not apply if the Company terminates Executive employment without Cause or Executive resigns for Good Reason.
11.Ownership of Intellectual Property. Employee agrees that the Company will own, and Employee shall (and does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the

Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation, or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with any member of the Company Group’s equipment, supplies, facilities or trade secret information (the foregoing collectively is called the “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in Employee’s employment or engagement is deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Those acts may include signing of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any patents, copyrights, mask work, or other applications, (ii) in the enforcement of any patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
12.Defense of Claims. During and after the Employment Period, on request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.
13.Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made under this Agreement (a) all federal, state, local and other taxes as required under any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
14.Title and Headings; Construction. Titles and headings to Sections in this Agreement are for reference only and in no way limit, define or otherwise affect this Agreement. Any Exhibits or Attachments referred to in this Agreement are, by that reference, incorporated in and made a part of the Agreement for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, and instruments refer to such laws, regulations, contracts, agreements, and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein,” “hereof,” “under this Agreement” and other compounds of the word “here” will refer to the entire Agreement, including all attached Exhibits, and not to any particular provision. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” will be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity in it will be construed or resolved against any party, whether under any rule of construction or otherwise. Each party has reviewed this Agreement and it will be construed and interpreted according to the ordinary meaning of the words used to fairly accomplish the purposes and intentions of the parties.

15.Applicable Law; Submission to Jurisdiction. This Agreement will be construed according to the laws of the State of Oklahoma without regard to its conflict of laws principles that would apply the laws of another jurisdiction. Regarding any claim or dispute related to or arising under this Agreement, the parties recognize and agree that should resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum, venue of the state and federal courts (as applicable) in Tulsa Oklahoma.
16.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties regarding the matters covered and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties about the subject of this Agreement. This Agreement may be amended only by a written instrument signed by both parties.
17.Waiver of Breach. Any waiver of this Agreement must be signed by the party to be bound by that waiver. No waiver by either party of a breach of any provision by the other party, or of compliance with any condition or provision of this Agreement to be performed by the other party, will operate or be construed as a waiver of any latter breach by the other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party to take any action for any breach will not deprive that party of the right to act at any time.
18.Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations under this Agreement is assignable or otherwise transferable by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase, or otherwise) all or substantially all of the equity, assets, or businesses of the Company.
19.Notices. Notices provided for in this Agreement will be in writing and will be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it will be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address :
If to the Company, addressed to:
Unit Corporation
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attention: Mr. Philip B. Smith
phil.smith@unitcorp.com

With a copy (which will not itself constitute notice), addressed to:
Human Resource Director
Unit Corporation
    8200 South Unit Drive

    Tulsa, Oklahoma 74132
Attention: James White
James.white@unitcorp.com

If to Employee, addressed to:

Tom Sell
13291 E 137th Street S
Broken Arrow, Oklahoma 74011.
tdsell7@gmail.com

20.Counterparts. This Agreement may be signed in several counterparts, including by electronic mail or facsimile, each of which when so signed and delivered will be an original, but all counterparts will together constitute the same instrument. Each counterpart may consist of a copy of this Agreement containing multiple signature pages, each signed by one party, but together signed by both parties.
21.Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group before the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment will constitute an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; and (b) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and regarding which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
22.Section 409A.
(a)Despite any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption from it and will be construed and administered under that intent. Any payments under this Agreement excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement on a termination of Employee’s employment will be made only if such termination of employment constitutes a “separation from service” under Section 409A. \
(b)If any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement will be made by the Company by the last day of Employee’s taxable year following the taxable year in which such expense was incurred by

Employee, (ii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (iii) the expenses eligible for reimbursement or in-kind benefits provided during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause will not be violated regarding expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)If any payment or benefit would be subject to additional taxes and interest under Section 409A if Employee’s receipt of that payment or benefit is not delayed until the earlier of (i)the date of Employee’s death or (ii)the date six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then that payment or benefit will not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Despite the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and any member of the Company Group will not be liable for all or any part of any taxes, penalties, interest, or other expenses that may be incurred by Employee because of non-compliance with Section 409A.
23.Certain Excise Taxes. If Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, with any other payments and benefits which Employee may receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be (a) reduced (but not below zero) so the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (considering any excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits, if applicable, will be made by reducing, first, payments or benefits to be paid in cash under this Agreement in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind under this Agreement in a similar order. The Company in good faith will make the determination as to whether if any reduction in the payments and benefits provided under this Agreement is necessary. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company on notification that an overpayment has been made. Nothing in this Section 23 will require the Company to be responsible for, or have any liability or obligation regarding, Employee’s excise tax liabilities under Section 4999 of the Code.
24.Clawback. To the extent required by law or any securities exchange listing standards, or as otherwise determined by the Board (or a committee of it), amounts paid or payable under this Agreement will be subject to any clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. The Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
25.Effect of Termination. Sections 7, 9-13, and 21 and those provisions necessary to interpret and enforce them, will survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
26.Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement will be a third-party beneficiary of Employee’s obligations under Sections 7(g), 9 - 11, and 12 may enforce those obligations as if a party.Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or portion of it) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion of it) will not affect the validity or enforceability of any other provision, and all other provisions will remain in full force and effect.
IN WITNESS WHEREOF, Employee and the Company have caused this Agreement to be signed and effective as of the Effective Date.

EMPLOYEE

__________________________________________________
Tom Sell

COMPANY

By:
Name: Philip B. Smith
Title: Chief Executive Officer